News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 26, 2017	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 1st Quarter results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the first quarter of 2017. Net income for the three months ending March 31, 2017 was $9.37 million compared to $13.68 million for the same period of 2016 which included an after-tax gain on the sale of the Corporation’s insurance subsidiary of $5.8 million. Diluted net income per common share was $0.77 compared to $1.08 for the same period of 2016. Return on assets for the three months ended March 31, 2017 was 1.26% compared to 1.85% for the three months ended March 31, 2016.

Average total loans for the first quarter of 2017 were $1.84 billion versus $1.76 billion for the comparable period in 2016, an increase of $83.6 million or 4.75%. Total loans outstanding increased $70.9 million, or 4.03%, from $1.76 billion as of March 31, 2016 to $1.83 billion as of March 31, 2017. On a linked quarter basis, average total loans increased $10.8 million, or 0.59%, from $1.83 billion for the quarter ending December 31, 2016.

Average total deposits for the quarter ended March 31, 2017 were $2.44 billion versus $2.42 billion as of March 31, 2016, an increase of 1.05%. Total deposits increased $37.4 million or 1.56% from $2.40 billion as of March 31, 2016 to $2.44 billion as of March 31, 2017.

The company’s tangible common equity to tangible asset ratio was 13.63% at March 31, 2017, compared to 13.05% at March 31, 2016.

Net interest income for the first quarter of 2017 was $26.5 million, an increase of 1.34% over the $26.2 million reported for the same period of 2016. The net interest margin for the quarter ended March 31, 2017 decreased to 4.05% from the 4.06% reported at March 31, 2016.

Asset quality remains strong with nonperforming loans decreasing 19.77% to $19.7 million as of March 31, 2017 versus $23.6 million as of March 31, 2016. The ratio of nonperforming loans to total loans also decreased to 1.20% as of March 31, 2017 versus 1.50% as of March 31, 2016.

The provision for loan losses for the three months ended March 31, 2017 was $1.60 million compared to the $835 thousand provision for the first quarter of 2016. Net charge-offs were $974 thousand for the first quarter of 2017 compared to $855 thousand in the same period of 2016. The Corporation’s allowance for loan losses as of March 31, 2017 was $19.4 million compared to $19.9 million as of March 31, 2016. The allowance for loan losses as a percent of total loans was 1.06% as of March 31, 2017 compared to 1.13% as of March 31, 2016.

Non-interest income for the three months ended March 31, 2017 and 2016 was $11.0 and $21.5 million, respectively. The 2016 first quarter non-interest income included a $13.0 million gain on sale of the Corporation’s insurance subsidiary. A first quarter 2017 cash recovery of previous other-than-temporary impairment increased non-interest income $3.1 million. Service charges on deposits increased $273 thousand over the same period in 2016 and other service charges and fees increased $185 thousand.

Non-interest expense for the three months ended March 31, 2017 increased $112 thousand to $22.6 million compared to $22.5 million in 2016. On a linked quarter basis, non-interest expense increased $382 thousand from $22.2 million for the quarter ended December 31, 2016. On a year-over-year basis, salaries and employee benefits decreased $219 thousand. The Corporation’s efficiency ratio was 57.77% for the quarter ending March 31, 2017 versus 45.68% for the same period in 2016.

Book value per share was $34.92 at March 31, 2017, a 3.99% increase from the $33.58 at March 31, 2016. Shareholders’ equity increased 3.62% to $426.8 million from $411.9 million on March 31, 2016.

Norman L. Lowery, President and Chief Executive Officer, commented “We are pleased with our first quarter 2017 results. Our average loan balances continue to increase and we continue to grow our interest income and net interest income. Asset quality also remains healthy. It was another good quarter for First Financial.”

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, and The Morris Plan Company of Terre Haute in Indiana.

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
END OF PERIOD BALANCES
Assets	$2,957,285	$2,988,527	$2,939,240
Deposits	$2,438,012	$2,428,526	$2,400,655
Loans	$1,834,893	$1,839,180	$1,763,659
Allowance for Loan Losses	$19,395	$18,773	$19,926
Total Equity	$426,808	$414,395	$411,912
Tangible Common Equity	$390,470	$377,931	$375,000

AVERAGE BALANCES
Total Assets	$2,983,114	$2,970,031	$2,959,007
Earning Assets	$2,766,991	$2,778,369	$2,724,926
Investments	$919,599	$923,957	$955,996
Loans	$1,841,392	$1,830,628	$1,757,811
Total Deposits	$2,444,162	$2,464,246	$2,418,668
Interest-Bearing Deposits	$1,971,848	$1,895,665	$1,873,070
Interest-Bearing Borrowings	$50,164	$35,531	$46,026
Total Equity	$426,673	$405,261	$414,974

INCOME STATEMENT DATA
Net Interest Income	$26,507	$26,406	$26,157
Net Interest Income Fully Tax Equivalent	$28,031	$27,956	$27,692
Provision for Loan Losses	$1,596	$939	$835
Non-interest Income	$11,049	$8,428	$21,484
Non-interest Expense	$22,577	$22,195	$22,465
Net Income	$9,369	$8,344	$13,675

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$0.77	$0.68	$1.08
Cash Dividends Declared Per Common Share	$—	$0.50	$—
Book Value Per Common Share	$34.92	$33.92	$33.58
Tangible Book Value Per Common Share	$31.94	$30.94	$30.57
Basic Weighted Average Common Shares Outstanding	12,217	12,201	12,646

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Return on average assets	1.26%	1.12%	1.85%
Return on average common shareholder's equity	8.78%	8.24%	13.28%
Efficiency ratio	57.77%	61.00%	45.68%
Average equity to average assets	14.31%	13.65%	13.92%
Net interest margin	4.05%	4.01%	4.06%
Net charge-offs to average loans and leases	0.21%	0.27%	0.19%
Loan and lease loss reserve to loans and leases	1.06%	1.02%	1.13%
Loan and lease loss reserve to nonperforming loans and other real estate	98.37%	74.50%	84.38%
Nonperforming loans to loans	1.20%	1.43%	1.50%
Tier 1 leverage	13.63%	13.39%	13.05%
Risk-based capital - Tier 1	17.78%	17.43%	17.81%

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Accruing loans and leases past due 30-89 days	$7,713	$10,757	$7,292
Accruing loans and leases past due 90 days or more	$453	$610	$858
Nonaccrual loans and leases	$11,106	$13,492	$13,248
Nonperforming loans and other real estate	$22,011	$25,198	$26,465
Other real estate owned	$2,294	$2,531	$2,850
Total nonperforming assets	$34,004	$37,567	$39,617
Total troubled debt restructurings	$8,158	$8,565	$9,509
Gross charge-offs	$2,274	$2,743	$1,640
Recoveries	$1,300	$1,500	$785
Net charge-offs/(recoveries)	$974	$1,243	$855

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Cash and due from banks	$50,522	$75,012
Federal funds sold	5,000	6,952
Securities available-for-sale	855,681	853,725
Loans:
Commercial	1,102,672	1,106,182
Residential	420,963	423,911
Consumer	308,196	305,881
	1,831,831	1,835,974
(Less) plus:
Net deferred loan costs	3,062	3,206
Allowance for loan losses	(19,395)	(18,773)
	1,815,498	1,820,407
Restricted stock	10,369	10,359
Accrued interest receivable	12,099	12,311
Premises and equipment, net	48,566	49,240
Bank-owned life insurance	84,040	83,737
Goodwill	34,355	34,355
Other intangible assets	1,983	2,109
Other real estate owned	2,294	2,531
Other assets	36,878	37,789
TOTAL ASSETS	$2,957,285	$2,988,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$429,963	$564,092
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	45,193	43,759
Other interest-bearing deposits	1,962,856	1,820,675
	2,438,012	2,428,526
Short-term borrowings	35,821	80,989
FHLB advances	132	132
Other liabilities	56,512	64,485
TOTAL LIABILITIES	2,530,477	2,574,132

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,595,320 in 2017 and 14,578,758 in 2016
Outstanding shares-12,223,750 in 2017 and 12,216,712 in 2016	1,820	1,820
Additional paid-in capital	74,701	74,525
Retained earnings	431,195	421,826
Accumulated other comprehensive loss	(10,793)	(14,164)
Less: Treasury shares at cost-2,371,570 in 2017 and 2,362,026 in 2016	(70,115)	(69,612)
TOTAL SHAREHOLDERS’ EQUITY	426,808	414,395
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,957,285	$2,988,527

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$21,941	$21,184
Securities:
Taxable	3,757	3,831
Tax-exempt	1,827	1,822
Other	321	364
TOTAL INTEREST INCOME	27,846	27,201
INTEREST EXPENSE:
Deposits	1,275	987
Short-term borrowings	44	23
Other borrowings	20	34
TOTAL INTEREST EXPENSE	1,339	1,044
NET INTEREST INCOME	26,507	26,157
Provision for loan losses	1,596	835
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	24,911	25,322
NON-INTEREST INCOME:
Trust and financial services	1,317	1,334
Service charges and fees on deposit accounts	2,777	2,504
Other service charges and fees	3,185	3,000
Securities gains/(losses), net	2	3
Gain on sale of certain assets and liabilities of insurance brokerage	—	13,021
Insurance commissions	22	2,272
Gain on sales of mortgage loans	327	404
Other	3,419	(172)
TOTAL NON-INTEREST INCOME	11,049	22,366
NON-INTEREST EXPENSE:
Salaries and employee benefits	13,376	13,595
Occupancy expense	1,768	1,731
Equipment expense	1,797	1,837
FDIC Expense	233	451
Other	5,403	5,733
TOTAL NON-INTEREST EXPENSE	22,577	23,347
INCOME BEFORE INCOME TAXES	13,383	24,341
Provision for income taxes	4,014	10,666
NET INCOME	9,369	13,675
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/losses on securities, net of reclassifications and taxes	3,188	4,039
Change in funded status of post retirement benefits, net of taxes	183	304
COMPREHENSIVE INCOME	$12,740	$18,018
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.77	$1.08
Weighted average number of shares outstanding (in thousands)	12,217	12,646